Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland — Senior Vice President, Finance
952-806-1707
Andy Larew — Director, Finance-Investor Relations
952-806-1425

For Immediate Release

REGIS COMPLETES SALE OF HAIR CLUB FOR MEN AND WOMEN

MINNEAPOLIS, April 9, 2013 — Regis Corporation (NYSE:RGS), a leader in the haircare industry, today announced the completion of the sale of its ownership interest in Hair Club for Men and Women for $163.5 million. “The completion of the Hair Club transaction along with the previously completed sale of Regis’ stake in Provalliance represents significant progress Regis has made towards simplifying our business. We continue to focus on improving the guest experience in our salons and enhancing shareholder value,” said Dan Hanrahan, President and Chief Executive Officer.  On July 16, 2012, the Company announced the signing of a definitive agreement to sell its ownership interest in Hair Club for Men and Women to Aderans Co., Ltd.

The pro forma effect of the sale on the December 31, 2012 balance sheet as reported in our Form 10-Q for the quarter ended December 31, 2012 would be to increase cash for $163.5 million, excluding closing adjustments and transaction fees, current and long-term assets held for sale of $16.8 and $180.0 million, respectively, and remove current and long-term liabilities held for sale of $16.5 and $28.8 million, respectively, resulting in an after-tax gain of $12 million.  The actual after-tax gain to be recognized by the Company during the three months ended June 30, 2013 will be adjusted by the closing adjustments and transaction fees.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons and cosmetology education. As of December 31, 2012, the Company owned, franchised or held ownership interests in approximately 10,000 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters and Cool Cuts 4 Kids. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the impact of management and organizational changes; the Company’s dependence on same-store sales increases to increase revenue; the impact on the Company of healthcare reform legislation; competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with financial covenants in its credit agreements; the Company’s reliance on management information systems; successful deployment of point-of-sale and guest relationship management systems; the ability of the Company to retain and attract stylists; labor and benefit costs; legal claims; the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to optimize its brand portfolio and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; financial performance of our joint ventures; risk inherent to international developments (including currency fluctuations); or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.